Exhibit 99.1

WATERSTONE FINANCIAL, INC.

WATERSTONE BANK

11200 W. PLANK CT.

WAUWATOSA, WI 53226

Contact:

Mark R. Gerke

Chief Financial Officer

414.459.4012

markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL RAISES QUARTERLY CASH DIVIDEND BY 13.3%

Wauwatosa, Wis. — 3/17/2026  — On March 17, 2026, the Board of Directors of Waterstone Financial, Inc. (NASDAQ: WSBF) declared a regular quarterly cash dividend of $0.17 per common share, a 13.3% increase compared to the prior quarterly dividend.

“Today's announcement of a dividend increase underscores our disciplined execution of the Company’s business strategy and reflects our confidence in Waterstone Financial’s future,” said William Bruss, Chief Executive Officer of Waterstone Financial, Inc.  “Maintaining a robust dividend payout ratio remains a priority for us, affirming our commitment to delivering long-term value to our shareholders and effective management of our capital.”

The dividend increase is effective with the dividend payable on May 1, 2026, to shareholders of record at the close of business on April 8, 2026.

About Waterstone Financial, Inc:

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank, a community-focused financial institution established in 1921. WaterStone Bank offers a comprehensive suite of personal and business banking products and operates 14 branch locations across southeastern Wisconsin. WaterStone Bank is also the parent company of WaterStone Mortgage Corporation, a national lender licensed in 48 states.

With a long-standing commitment to innovation, integrity, and community service, Waterstone Financial, Inc. supports the financial and homeownership goals of customers nationwide.

For more information about WaterStone Bank, visit wsbonline.com.

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